UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2020

RumbleOn, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdictionof Incorporation)

001-38248	46-3951329
(Commission File Number)	(I.R.S. Employer Identification No.)

901 W. Walnut Hill Lane Irving, Texas	75038
(Address of Principal Executive Offices)	(Zip Code)

(469) 250-1185

(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	RMBL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.    Entry into Material Definitive Agreement.

Public Offering

On January 10, 2020, RumbleOn, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with National Securities Corporation, as representative to the several underwriters named on Schedule 1-A to the Underwriting Agreement (the “Underwriters”), relating to the Company’s public offering (the “Offering”) of 18,000,000 shares of Class B Common Stock (the “Firm Shares”) and an additional 2,700,000 shares of Class B Common Stock (the “Additional Shares,” and together with Firm Shares, the “Shares”).

The Underwriters agreed to purchase the Firm Shares at a price of $0.57 per share. The Firm Shares were offered, issued, and sold pursuant to a prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to an effective shelf registration statement filed with the SEC on Form S-3 (Registration No. 333-234340) under the Securities Act of 1933, as amended (the “Securities Act”).

On January 14, 2020, the Company issued the Firm Shares and closed the Offering at a public price of $0.57 per share for net proceeds to the Company of approximately $9.3 million after deducting the underwriting discount and offering fees and expenses payable by the Company. Certain of the Company's officers and directors participated in the Offering.

On January 16, 2020, the Company received notice of the Underwriters' intent to exercise the over-allotment option in full. The Company expects to close on the over-allotment exercise on January 17, 2020.

The Underwriting Agreement included customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the agreement and were subject to limitations agreed upon by the contracting parties.

The Underwriting Agreement is filed as Exhibit 1.1 to this report and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to Exhibit 1.1. A copy of the opinion of Snell & Wilmer L.L.P. relating to the legality of the issuance and sale of the Shares in the Offering is attached hereto as Exhibit 5.1.

The Company intends to use the net proceeds of the Offering for working capital and general corporate purposes, which may include further technology development, increased spending on marketing and advertising and capital expenditures necessary to grow the business. Pending these uses, the Company may invest the net proceeds in short-term interest-bearing investment grade instruments.

Convertible Note Exchange and Offer

Also on January 10, 2020, the Company entered into a note exchange and subscription agreement (the "Note Exchange & Subscription Agreement"), as amended by that certain Joinder and Amendment effective January 13, 2020 (the "Joinder Agreement," and together with the Note Exchange & Subscription Agreement, the "Note Agreement"), with the investors in the Company's May 2019 144A Convertible Note transaction (the "Note Investors"), pursuant to which the Company agreed to complete (i) a note exchange pursuant to which $30 million of the Company's 6.75% Convertible Senior Notes due 2024 would be cancelled in exchange for a new series of 6.75% Convertible Senior Notes due 2025 (the “New Notes”) and (ii) the issuance of additional New Notes in a private placement in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act as a sale not involving any public offering (the "Note Offering"). On January 14, 2020, the Company closed the Note Offering. The net proceeds for the Note Offering were approximately $8.6 million, after deducting offering-related expenses.

The New Notes were issued on January 14, 2020 pursuant to an Indenture (the “Indenture”), by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). The Note Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. The New Notes will bear interest at 6.75% per annum, payable semiannually on January 1 and July 1 of each year, beginning on July 1, 2020. The New Notes may bear additional interest under specified circumstances relating to the Company’s failure to comply with its reporting obligations under the Indenture or if the New Notes are not freely tradeable as required by the Indenture. The New Notes will mature on January 1, 2025, unless earlier converted, redeemed or repurchased pursuant to their terms.

The initial conversion rate of the New Notes is 500 shares of Class B Common Stock per $1,000 principal amount of New Notes, which is equal to an initial conversion price of $2.00 per share. The conversion rate is subject to adjustment in certain events as set forth in the Indenture, but will not be adjusted for any accrued and unpaid interest. In addition, upon the occurrence of a "make-whole fundamental change" (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its New Notes in connection with such make-whole fundamental change. Before July 1, 2024, the New Notes will be convertible only under circumstances as described in the Indenture. No adjustment to the conversion rate as a result of conversion or a make-whole fundamental change adjustment will result in a conversion rate greater than 1233.0456 shares per $1,000 in principal amount.

The Indenture contains a “blocker provision” which provides that no holder (other than the depositary with respect to the notes) or beneficial owner of a New Note shall have the right to receive shares of the Class B Common Stock upon conversion to the extent that, following receipt of such shares, such holder or beneficial owner would be the beneficial owner of more than 4.99% of the outstanding shares of the Class B Common Stock.

The New Notes are not redeemable by the Company before the January 14, 2023. The Company may redeem for cash all or any portion of the New Notes, at its option, on or after January 14, 2023 if the last reported sale price of the Class B Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

The New Notes rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the New Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of current or future subsidiaries of the Company (including trade payables).

The New Notes are subject to events of default typical for this type of instrument. If an event of default, other than an event of default in connection with certain events of bankruptcy, insolvency or reorganization of the Company or any significant subsidiary, occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding New Notes by notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the New Notes then outstanding to be due and payable.

In connection with the Note Offering, on January 14, 2020, the Company entered into a registration rights agreement (the "Registration Rights Agreement") with the Note Investors, pursuant to which the Company has agreed to file with the SEC an automatic shelf registration statement, if the Company is eligible to do so and has not already done so, and, if the Company is not eligible for an automatic shelf registration statement, then in lieu of the foregoing the Company shall file a shelf registration statement for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the New Notes pursuant to Rule 415 or any similar rule that may be adopted by the Commission, and use its commercially reasonable efforts to cause the shelf registration statement to become or be declared effective under the Securities Act on the day that is 120 days after January 14, 2020.

The foregoing description is qualified in its entirety by reference to the text of the Indenture, the form of 6.75% Convertible Senior New Notes due 2025, the form of Registration Rights Agreement, the form of Note Exchange & Subscription Agreement and the form of Joinder Agreement, which are attached as Exhibits 4.1, 4.2, 4.3, 10.1 and 10.2 respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Investor Note Exchange

Also, in connection with the closing of the Offering and the Note Offering, certain of the Company's investors extended the maturity of currently outstanding promissory notes, and exchanged such notes for new notes (the "New Investor Notes"), pursuant to that certain Note Exchange Agreement, dated January 14, 2020 (the "Investor Note Exchange Agreement"), by and between the Company and each investor thereto (the "Investors"), including Halcyon Consulting, LLC ("Halcyon"), an entity affiliated with Kartik Kakarala, a director of the Company, such New Investor Note for an aggregate principal amount of $833,333, Blue Flame Capital, LLC ("Blue Flame"), an entity affiliated with Denmar Dixon, a director of the Company, such New Investor Note for an aggregate principal amount of $99,114 and Mr. Dixon, individually, such New Investor Note for an aggregate principal amount of $272,563. The New Investor Notes, having an aggregate principal amount of approximately $1.5 million, will mature on January 31, 2021, and will be convertible at any time at the Investor's option at a price of $3.00 per share. In connection with the issuance of the New Investor Notes, the Company also entered into a Security Agreement, dated as of January 14, 2020 with the Investors, pursuant to which the Company granted to the Investors a security interest in certain collateral to secure, on a pro rata basis based on the percentage equal to the amount of principal outstanding on each New Investor Note divided by the amount of principal outstanding on all of the New Investor Notes to each Investor.

The foregoing description is qualified in its entirety by reference to the text of the form of Investor Note Exchange Agreement, the form of New Investor Note and the form of Security Agreement, which are attached as Exhibits 10.3, 10.4, and 10.5 respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated herein by reference.

The New Investor Notes and the New Notes were sold to the investors pursuant to the Investor Note Exchange Agreement and the Note Agreement, respectively, in a private placement in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act as a sale not involving any public offering. To the extent that any shares of Class B Common Stock are issued upon conversion of the New Investor Notes and the New Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the New Investor Notes and the New Notes, and any resulting issuance of shares of Class B Common Stock.

Item 8.01. Other Events.

On January 14, 2020, the Company issued a press release announcing the closing of the offerings. The press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, between the Company and the underwriters named therein, dated January 10, 2020.
4.1	Indenture, dated January 14, 2020, between the Company and Wilmington Trust National Association.
4.2	Form of 6.75% Convertible Senior Note due 2025 (included as Exhibit A to the Indenture filed as Exhibit 4.1).
4.3	Form of Registration Rights Agreement, dated January 14, 2020
5.1	Opinion of Snell & Wilmer L.L.P.
10.1	Form of Note Exchange & Subscription Agreement, dated January 10, 2020
10.2	Form of Joinder & Amendment, dated January 10, 2020
10.3	Form of Investor Note Exchange Agreement
10.4	Form of New Investor Note
10.5	Form of Security Agreement, dated January 14, 2020
23.1	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
99.1	Press Release, dated January 14, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUMBLEON, INC.

Date: January 16, 2020	By:	/s/ Steven R. Berrard
Steven R. Berrard
Chief Financial Officer